UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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☐	Definitive Proxy Statement
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☑	Soliciting Material Pursuant to §240.14a-12

SUMTOTAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

VISTA EQUITY PARTNERS FUND III, L.P.
VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P.
VEPF III FAF, L.P.
VISTA EQUITY PARTNERS FUND III GP, LLC
VEFIIGP, LLC
VISTA EQUITY PARTNERS III, LLC
ROBERT F. SMITH
CHARLES R. WHITCHURCH
AND JOHN N. STAPLES III

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As disclosed previously, Vista Equity Partners Fund III, L.P. (“Vista Fund III”) proposed, in a letter dated April 3, 2009, to the Chief Executive Officer of SumTotal Systems, Inc. (the “Company”), to acquire the Company for $3.25 per share in cash (the “Initial Proposal”). On April 23, 2009, the Company entered into an agreement with an affiliate of the private equity fund Accel-KKR to be acquired in a merger in which stockholders would receive $3.80 per share in cash (the “Accel-KKR Merger Agreement”). On May 6, 2009, Vista Fund III submitted a proposal to acquire the Company in a merger in which stockholders would receive $4.50 per share in cash (the “Revised Proposal”), as set forth in a letter to the Board of Directors of the Company (the “Revised Proposal Letter”). As with the Initial Proposal, the Revised Proposal does not contemplate that any debt financing will be required to fund the proposed merger.
The foregoing description is qualified in its entirety by reference to the Revised Proposal Letter, a copy of which is included as Annex A hereto, which is incorporated by reference herein, and the letter setting forth our Initial Proposal, dated April 3, 2009, which was included as Annex 3 to the Schedule 14A filed on April 6, 2009, by Vista Equity Partners Fund III, L.P., Vista Equity Partners Fund III (Parallel), L.P., VEPF III FAF, L.P., Vista Equity Partners Fund III GP, LLC, VEFIIGP, LLC, Vista Equity Partners III, LLC, Robert F. Smith, Charles R. Whitchurch and John N. Staples III (the “Participants”).
Vista Fund III may submit other proposals, and enter into negotiations regarding a potential transaction that would result in a merger or change of control of the Company. Any such proposal may be at a price and on terms that are the same as or different from the price and terms of the Revised Proposal. There can be no assurance that Vista Fund III will submit other proposals, or that Vista Fund III and the Company will enter into any such transaction, that any transaction will occur on the terms set forth in the Revised Proposal Letter or that any transaction will occur at all.
Vista Fund III issued a press release regarding the Revised Proposal Letter on May 6, 2009, a copy of which is included as Annex B hereto and is incorporated herein by reference.
The Participants filed a preliminary proxy statement relating to the solicitation of proxies from the stockholders of the Company with the Securities and Exchange Commission (the “SEC”) on April 22, 2009. Information relating to the Participants is contained in the Schedule 14A they filed with the SEC on April 6, 2009 (as amended on April 9, 2009) and in the preliminary proxy statement. The preliminary proxy statement and Schedule 14A and amendments thereto are available at no charge at the SEC’s website at http://www.sec.gov.
The Company announced in its annual report on Form 10-K for the year ended December 31, 2008, that it would hold its annual meeting of stockholders on June 12, 2009. However, the Accel-KKR Merger Agreement requires that the Company convene a meeting of stockholders to vote on the merger as promptly as reasonably practicable following the mailing of proxy statements and prohibits any matter other than the merger from being considered at that meeting. On May 4, 2009, the Company filed a preliminary proxy statement with the SEC in connection with a special meeting of stockholders to vote on the Accel-KKR merger, which proxy statement suggests that whether the Company convenes an annual meeting will depend on the outcome of the stockholder vote on the Accel-KKR merger and does not address when the annual meeting would take place were it to be held. The Company has not filed a preliminary proxy statement with respect to the annual meeting. As a result of the uncertainty concerning the timing of the annual meeting and the outcome of our Revised Proposal, there can be no assurance regarding what actions we may take with respect to our preliminary proxy statement or the election of our nominees to the Company’s board of directors.
WE ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND THE DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE PARTICIPANTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT, IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE SEC AT HTTP://WWW.SEC.GOV.
If you want to receive a copy of the definitive proxy statement and form of proxy (when and if they become available), please call our proxy solicitor, D.F. King & Co., Inc. toll free at (800) 758-5378 (banks, brokers and callers from other countries should call collect at (212) 269-5550).
* * *

ANNEX A
May 6, 2009
Board of Directors of SumTotal Systems, Inc.
c/o SumTotal Systems, Inc.
1808 North Shoreline Boulevard
Mountain View, California 94043
Ladies and Gentlemen:
Vista Equity Partners Fund III, LP (“Vista”) is pleased to submit the following proposal (the “Proposal”) to acquire SumTotal Systems, Inc. (the “Company”). We remain firmly committed to an acquisition of the Company and believe that the terms outlined below and in the attached merger agreement and ancillary documents represent the outcome that maximizes value for the Company’s stockholders.
Our Proposal is for an acquisition of the Company in a merger pursuant to which your stockholders would receive $4.50 in cash for each share of common stock. Vista is prepared to fully fund this transaction, and we are attaching draft equity commitment and guarantee letters to this effect.
With respect to other terms and conditions of our Proposal, we are attaching a draft merger agreement which we would be prepared to execute following the completion of limited confirmatory due diligence as further described below, and which has been marked to show changes from the agreement filed by the Company under form 8-K on April 24, 2009 (the “Existing Merger Agreement”). As you will note, our version includes only minimal non-substantive changes from the Existing Merger Agreement and we believe in all respects includes terms at least as favorable as those in the Existing Merger Agreement. Importantly, our agreement contemplates the continuation of the existing “go shop” period outlined in the Existing Merger Agreement and provides that should a party other than the party to the Existing Merger Agreement and its affiliates make a superior proposal during this period which we decline to match, and which the Company properly accepts in accordance with the provisions of the agreement, the Company would not be obligated to pay Vista any breakup fee.
As mentioned above, this Proposal is subject to the completion of limited confirmatory due diligence, which we believe can be concluded in a matter of 1-2 days and which we are prepared to commence immediately. We have discussed with your advisors the few items that need to be provided for this limited review. Following satisfactory completion of our due diligence review, we would expect to promptly confirm the terms of our Proposal and be prepared to sign the submitted definitive agreements, at which point we trust that you would agree that our Proposal will constitute a Superior Proposal as defined in the Existing Merger Agreement. Following the three Business Day notice period provided for in the Existing Merger Agreement, we would see no reason to delay entering into definitive agreements with us given the provision in our proposed agreement for the continuation of the “go shop” period.

We respectfully request that you afford us the opportunity to quickly complete our confirmatory due diligence so that we may move forward with a transaction that maximizes value for the Company’s stockholders. As the Company’s largest shareholder, we are becoming increasingly concerned about the amount of time being consumed by this process and the attendant distraction to management and employees. Clearly it is in the best interest of all of the Company’s constituencies — shareholders, customers, employees and partners — that this process be resolved as quickly and with as little uncertainty as possible. We look forward to your prompt response to our Proposal.

Sincerely, VISTA EQUITY PARTNERS FUND III, L.P. By: VISTA EQUITY PARTNERS FUND III GP, LLC Its: General Partner By: VEFIIGP, LLC Its: Senior Managing Member
By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
Its: Managing Member

Cc RBC Capital Markets, attention Devon Ritch, Dave Ramazetti, Peter Gant, Louis Draper; Wilson Sonsini Goodrich & Rosati, Professional Corporation, attention Jeffrey Cannon, Brad Finkelstein, Katharine Martin

ANNEX B
For Immediate Release
VISTA EQUITY PARTNERS INCREASES ITS OFFER TO ACQUIRE
SUMTOTAL SYSTEMS TO $4.50 PER SHARE IN CASH
San Francisco, CA, May 6, 2009 — Vista Equity Partners Fund III, L.P. (“Vista”), a private equity firm, has increased its offer to acquire SumTotal Systems, Inc. (“SumTotal” or “the Company”) (NASDAQ: SUMT) to $4.50 per share in cash. The revised offer values the Company’s outstanding equity at approximately $146 million. Vista, which owns approximately 13% of SumTotal’s outstanding Common Stock, is the Company’s largest stockholder. Vista focuses on equity transactions involving enterprise software businesses and technology-enabled solutions companies.
Vista’s offer to acquire the Company for $4.50 per share in cash represents a 124% premium to the closing market price of SumTotal’s Common Stock on April 3rd, the last trading day prior to the public announcement of Vista’s initial offer, and a 190% premium to the thirty day volume-weighted average price leading up to the date of Vista’s initial offer. Vista’s offer does not otherwise contemplate substantive changes from the terms of the existing merger agreement entered into by the Company.
Robert F. Smith, Managing Principal of Vista Equity Partners III, LLC, said, “We remain firmly committed to the acquisition of SumTotal and believe that the terms of our revised proposal maximize value for the Company’s stockholders.”
Mr. Smith further stated, “Vista believes that our proposal is in all respects superior to the terms of the Company’s existing merger agreement. As the Company’s largest shareholder, Vista is becoming increasingly concerned about the amount of time being consumed by this process and the attendant distraction to management and employees, and believes that it is in the best interest of all of the Company’s constituencies that the process be resolved as quickly and with as little uncertainty as possible.”
Vista’s offer was detailed in a letter from Mr. Smith to the SumTotal Board of Directors. The full text of the letter follows:
May 6, 2009
Board of Directors of SumTotal Systems, Inc.
c/o SumTotal Systems, Inc.
1808 North Shoreline Boulevard
Mountain View, California 94043

Ladies and Gentlemen:
Vista Equity Partners Fund III, LP (“Vista”) is pleased to submit the following proposal (the “Proposal”) to acquire SumTotal Systems, Inc. (the “Company”). We remain firmly committed to an acquisition of the Company and believe that the terms outlined below and in the attached merger agreement and ancillary documents represent the outcome that maximizes value for the Company’s stockholders.
Our Proposal is for an acquisition of the Company in a merger pursuant to which your stockholders would receive $4.50 in cash for each share of common stock. Vista is prepared to fully fund this transaction, and we are attaching draft equity commitment and guarantee letters to this effect.
With respect to other terms and conditions of our Proposal, we are attaching a draft merger agreement which we would be prepared to execute following the completion of limited confirmatory due diligence as further described below, and which has been marked to show changes from the agreement filed by the Company under form 8-K on April 24, 2009 (the “Existing Merger Agreement”). As you will note, our version includes only minimal non-substantive changes from the Existing Merger Agreement and we believe in all respects includes terms at least as favorable as those in the Existing Merger Agreement. Importantly, our agreement contemplates the continuation of the existing “go shop” period outlined in the Existing Merger Agreement and provides that should a party other than the party to the Existing Merger Agreement and its affiliates make a superior proposal during this period which we decline to match, and which the Company properly accepts in accordance with the provisions of the agreement, the Company would not be obligated to pay Vista any breakup fee.
As mentioned above, this Proposal is subject to the completion of limited confirmatory due diligence, which we believe can be concluded in a matter of 1-2 days and which we are prepared to commence immediately. We have discussed with your advisors the few items that need to be provided for this limited review. Following satisfactory completion of our due diligence review, we would expect to promptly confirm the terms of our Proposal and be prepared to sign the submitted definitive agreements, at which point we trust that you would agree that our Proposal will constitute a Superior Proposal as defined in the Existing Merger Agreement. Following the three Business Day notice period provided for in the Existing Merger Agreement, we would see no reason to delay entering into definitive agreements with us given the provision in our proposed agreement for the continuation of the “go shop” period.
We respectfully request that you afford us the opportunity to quickly complete our confirmatory due diligence so that we may move forward with a transaction that maximizes value for the Company’s stockholders. As the Company’s largest shareholder, we are becoming increasingly concerned about the amount of time being consumed by this process and the attendant distraction to management and employees. Clearly it is in the best interest of all of the Company’s constituencies — shareholders, customers, employees and partners — that this process be resolved as quickly and with as little uncertainty as possible. We look forward to your prompt response to our Proposal.

Sincerely, VISTA EQUITY PARTNERS FUND III, L.P. By: VISTA EQUITY PARTNERS FUND III GP, LLC Its: General Partner By: VEFIIGP, LLC Its: Senior Managing Member
By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
Its: Managing Member

Cc RBC Capital Markets, attention Devon Ritch, Dave Ramazetti, Peter Gant, Louis Draper; Wilson Sonsini Goodrich & Rosati, Professional Corporation, attention Jeffrey Cannon, Brad Finkelstein, Katharine Martin
Vista Equity Partners Fund III, L.P., Vista Equity Partners Fund III (Parallel), L.P., VEPF III FAF, L.P., Vista Equity Partners Fund III GP, LLC, VEFIIGP, LLC, Vista Equity Partners III, LLC, Robert F. Smith, Charles R. Whitchurch and John N. Staples III (the “Participants”) filed a preliminary proxy statement relating to the solicitation of proxies from the stockholders of the Company with the Securities and Exchange Commission (the “SEC”) on April 22, 2009. Information relating to the Participants is contained in the Schedule 14A they filed with the SEC on April 6, 2009 (as amended on April 9, 2009) and in the preliminary proxy statement. The preliminary proxy statement and Schedule 14A and amendments thereto are available at no charge at the SEC’s website at http://www.sec.gov.
WE ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND THE DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE PARTICIPANTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT, IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE SEC AT HTTP://WWW.SEC.GOV.
If you want to receive a copy of the definitive proxy statement and form of proxy (when and if they become available), please call our proxy solicitor, D.F. King & Co., Inc. toll free at (800) 758-5378 (banks, brokers and callers from other countries should call collect at (212) 269-5550).

About Vista Equity Partners III, LLC
Vista, a private equity firm with offices in San Francisco and Chicago, has over $2.3 billion in equity capital under management. Vista was founded in 2000 and is focused on equity transactions involving enterprise software businesses and technology-enabled solutions companies. Over the last nine years, Vista has successfully demonstrated its ability to create value through a disciplined investment focus on companies that offer mission-critical software and technology-enabled solutions. Since 2000, the Vista team has invested over $1.4 billion in equity and completed over $7 billion in total transaction value. Vista’s financial and operational abilities combined with its depth of experience in the software sector enable Vista to complete diligence quickly and to provide a high degree of deal certainty. Vista is currently investing out of its latest fund, $1.3 billion Vista Equity Partners Fund III, which closed in 2008.
Contacts
Diana Postemsky / Jeffrey Taufield, Kekst and Company: 212-521-4800